Exhibit 10.19

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SETTLEMENT AND GENERAL RELEASE AGREEMENT

This Settlement and General Release Agreement (the “Agreement”) is entered into and made effective as of the 5th day of December, 2018, (the “Effective Date”), by and between Connecticut General Life Insurance Company and Cigna Health and Life Insurance Company (collectively, “Cigna”), with principal offices located at 900 Cottage Grove Road, Bloomfield, Connecticut 06002, and Progenity, Inc. (“Provider”), a Delaware Corporation with offices located at 4330 La Jolla Village Drive, Ste 200, San Diego, CA 92122. Cigna and Provider may hereinafter be referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Cigna makes or arranges for payment to health care providers for the furnishing of health care services and supplies to members covered under applicable health benefit plans that were insured or administered by Cigna (the “Plans”);

WHEREAS, Provider is a provider of molecular laboratory services to patients nationwide;

WHEREAS, Cigna conducted an audit of certain claims that Provider submitted to Cigna concerning patients who were members of the Plans and determined that these claims did not comply with the terms of the Plans at issue based on evidence that Provider was capping patient cost share responsibility at [***];

WHEREAS, as a result of the audit, Cigna placed a flag on Provider’s TIN that capped payments at [***].

WHEREAS, a dispute arose between the Parties regarding whether Provider was in compliance with the terms of the Plans and whether Cigna was within its rights to cap payments to Provider (the “Progenity Dispute”);

WHEREAS, A dispute has also arisen between Cigna and Mattison Pathology, LLP d/b/a Avero Diagnostics (“Avero”), a company which has an affiliation with Provider, regarding certain business practices related to patient billing and collections, coding, and other associated matters (the “Avero Dispute”);

WHEREAS, the Parties mutually desire to fully and finally resolve all disputes between them, and all claims of any nature whatsoever arising prior to and including the Effective Date;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and undertakings set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1 of 8

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

TERMS

1.     INCORPORATION OF RECITALS: The recitals set forth above are hereby incorporated into this Agreement as if fully set forth herein and are legally binding.

2.     CONSIDERATION: Provider will guarantee payment of SIX MILLION ($6,000,000) DOLLARS in monthly installment payments to be made by Avero to CIGNA pursuant to that certain Settlement and General Release Agreement dated December 5th, 2018 between CIGNA and Avero (the “Avero Settlement Agreement”).

3.     REMOVAL OF FLAG: Within ten (10) business days of the mutual execution of this Settlement Agreement, Cigna will lift any current edit or flag on Provider’s tax identification number as a result of the SIU investigation (hereinafter the “SIU Edit/Flag”). Cigna has various pre-existing claim and reimbursement edits, policies and procedures in place, and may create or adopt additional claim and reimbursement edits, policies and procedures in the future. Nothing in this Agreement should be construed to limit Cigna’s ability to apply these current or future claim and reimbursement edits, policies and procedures, or the underlying terms and conditions of any applicable health benefits plans, to any claims submitted by or on behalf of Provider in the future, provided one of the following conditions is met: (1) such claim or reimbursement edit, flag, or policy and procedure is one of general applicability (i.e., it is applicable to providers that perform similar services as Provider); or (2) application of such claim or reimbursement edit, flag, or policy and procedure is specific to Provider and is based on conduct by Provider that occurs after the Effective Date. The Parties understand that the lifting of the flag, referenced in this Section 3 refers solely to the SIU Edit/Flag, and that this SIU Edit/Flag or its functional equivalent may not be placed again on Provider at any point in the future except in the event of breach of this Agreement or Provider’s noncompliance with Cigna’s plan terms and/or coverage policies. In the event that Provider and/or Avero fails to make timely payment to Cigna of any installment payment pursuant to Section 2 of the Avero Settlement Agreement, then the balance of the full Settlement Amount shall immediately become due and payable and Cigna shall have the right to place a flag on Provider’s TIN that will deny all claims until the balance of the full Settlement Amount is paid.

4.     APPLICATION FOR IN-NETWORK STATUS: Provider shall be permitted to apply for in-network status with Cigna. Provider shall be treated in the same manner as any other provider seeking in-network status, and nothing in this Agreement, the underlying disputes, or the fact of settlement shall be held against Provider in consideration of whether Provider shall be granted in-network status.

5.     PROVIDER BUSINESS PRACTICES:

5.1     Provider agrees not to waive any portion of the cost share responsibility (i.e., copayment, deductible, and/or coinsurance) and/or balance amounts (i.e., any portion of Provider’s billed charges that exceeds the allowed amounts under plan terms) of Cigna plan participants and shall bill and obligate Cigna plan participants who receive services from Provider for these amounts in a timely and good faith manner. Cigna acknowledges that, for a variety of reasons, it is not always possible to collect 100% of a patient’s cost share and balance amounts. Therefore, on a patient-by-patient basis, after Provider bills, obligates and uses reasonable efforts to collect the required cost share and balance amounts from a patient, Provider may write off a patient’s cost share and/or balance amount from Provider’s accounting ledgers provided that (a) Provider has documented the efforts made to collect and the reasons supporting the write off (e.g., patient has insufficient assets to pay): and (b) the patient remains obligated to pay the full amount of his/her required cost share and balance amount (e.g., Provider does not relinquish its right to pursue the obligation in the future). Provider will submit claims to Cigna at rates or prices that are no greater than those quoted to Cigna plan participants, express or otherwise. Provider understands that, to the extent that Cigna pays future claims submitted by Provider, Cigna is relying on the promises, representations and terms of this Agreement.

2 of 8

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

5.2     Provider agrees not to engage in any kickback arrangements or patient brokering of any kind, which conduct includes, but is not limited to: (a) assisting patients in obtaining health insurance policies; (b) referring patients to health insurance policy brokers; (c) paying, directly or indirectly, in whole or part, the premiums for any patients’ health insurance policies; (d) offering anything of value (e.g., airfare, money, tangible property, free housing) to patients to engage Provider’s services; and (e) offering, giving or accepting anything of value to/from any other provider, entity or individual in exchange for patient referrals.

6.     AUDITS: The Parties agree that Cigna has the right to audit Provider’s claims in the ordinary course of business to ensure compliance with the terms of Cigna’s health benefits plans, including, but not limited to Cigna’s Medical Necessity Criteria and billing and collection criteria, except that Cigna shall not audit any claims submitted by Provider prior to the Effective Date. Provider agrees to cooperate and comply with Cigna’s audits.

7.     REPRESENTATIONS AND WARRANTIES:

Each Party makes the following covenants, representations and warranties to the other Party:

7.1     The Party is correctly named and described in this Agreement, and, to the extent applicable, is duly organized and existing under the laws of the applicable state, and is authorized and qualified to do all things required of it under this Agreement.

7.2     The Party has full power, authority, and legal right to execute, deliver, and perform its duties and obligations under this Agreement, and has taken all necessary action to authorize entering into this Agreement on the terms and conditions hereof and to authorize the execution, delivery, and performance of this Agreement. This Agreement has been duly executed by the Party, and constitutes a legal, valid, and binding obligation of the Party enforceable in accordance with its terms.

7.3     The Party is under no obligation, restriction or limitation, contractual, administrative, judicial, or otherwise, to any other individual, entity, or governmental agency that would prohibit or impede the Party from entering into this Agreement or performing under this Agreement, and the Party is free to and does freely and of its own volition enter into and perform hereunder. The Party has not made to the other Party any promise, representation or warranty, express or implied, not contained in this Agreement concerning the subject matter of this Agreement, and the Party has not executed this Agreement in reliance upon any promise, representation or warranty not contained in this Agreement. The Party assumes the risk of all mistakes of fact with regard to any and all facts which are known or unknown to it relating to the subject matter of this Agreement.

3 of 8

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

7.4     The signatories for each Party are fully authorized to enter into and execute this Agreement for and on behalf of the Party that he/she represents and they are duly authorized as such, as reflected on the attached signature page(s).

7.5     Each Party completely and fully owns all rights to the causes of action that it releases in this Agreement and has not assigned, pledged, or in any other manner sold, transferred, or alienated any right, title, or interest in any such causes of action.

7.6     Cigna has authority to bind its affiliates and subsidiaries.

8.     RELEASES / COVENANT NOT TO SUE:

8.1     By Provider: Upon executing this Agreement, except for the duties and obligations set forth in this Agreement, Provider, its affiliates and subsidiaries, and each of their owners, officers, directors, managers, partners, shareholders, members, employees, agents, and representatives (as the “Provider-Releasor”) irrevocably releases, forever discharges and covenants not to sue Cigna and its agents, employees, servants, directors, officers, attorneys, assigns, successors, partnerships, associations, all their parents, subsidiaries, affiliates, related partnerships, and corporations, and any self-funded payors whose plans are administered by Cigna and the Plans and plan participants, beneficiaries and dependents covered under the Plans (individually and collectively, the “Payor-Releasee”), and each Payor-Releasee’s fiduciaries, heirs, executors, administrators, attorneys, successors, and permitted assigns, from all actions, causes of action, suits, losses, debts, dues, sums of money, payments (including any additional payments claimed with respect to any underpaid claims), costs, expenses (including without limitation attorneys’ fees), disbursements, accounts, reckonings, bonds, bills, proceedings, controversies, trespasses, damages, penalties, interest, judgments, extents, executions, claims or demands of any type or nature whatsoever, in law or equity, whether known or unknown, recorded or unrecorded, whether or not threatened or pending, or fixed, contingent, or otherwise, which against the Payor-Releasee, the Provider-Releasor, or the Provider-Releasor’s heirs, executors, administrators, successors, and permitted assigns, ever had, now have, or hereafter can, shall, or may have for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through and including the Effective Date of this Agreement.

8.2     By Cigna: Upon the execution of this Agreement by all Parties, except for the duties and obligations set forth in this Agreement, Cigna and its affiliates and subsidiaries (collectively as the “Payor-Releasor”) irrevocably releases, forever discharges and covenants not to sue Provider and its affiliates and subsidiaries, and each of their owners, officers, directors, managers, partners, shareholders, members, and employees (individually and collectively, the “Provider-Releasee”), and each Provider-Releasee’s heirs, executors, administrators, successors, and permitted assigns, from all actions, causes of action, suits, losses, debts, dues, sums of money, payments (including any additional payments claimed with respect to any overpaid claims), costs, expenses (including without limitation attorneys’ fees), disbursements, accounts, reckonings, bonds, bills, proceedings, controversies, trespasses, damages, penalties, interest, judgments, extents, executions, claims or demands of any type or nature whatsoever, in law or equity, whether known or unknown, recorded or unrecorded, whether or not threatened or pending, or fixed, contingent, or otherwise, which against the Provider, the Payor-Releasor, or the Payor-Releasor’s heirs, executors, administrators, successors, and permitted assigns, ever had, now have, or hereafter can, shall, or may have for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through and including the Effective Date of this Agreement, which relates in any way to claims submitted by or services performed by Provider, or any acts or omissions of Provider that relate to Cigna. Any material breach of this Agreement by Provider that remains uncured after [***] shall render this release void, however, any amounts paid by Provider to Cigna pursuant to this Agreement shall be an offset to any damages that Cigna may be entitled to.

4 of 8

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

9.     NO ADMISSION OF LIABILITY: The giving or acceptance of this Agreement, the payment of the sums provided herein, and the general releases contained herein, shall not constitute or be construed as an admission of any liability whatsoever by the Parties, or the admission of the validity of any claims that are the subject of this Agreement, it being the purpose of this Agreement to settle the same and not to admit liability.

10.     CONFIDENTIALITY: Cigna and Provider and their respective attorneys represent and agree that they will not publish, publicize, or disseminate or cause to be published, publicized or disseminated in any manner, information regarding the dispute that is the subject of this Agreement, or any information obtained from Cigna or Provider regarding this matter, including, but not limited to, the contents of documents produced to Provider or Cigna or information about the details of the settlement or the terms of this Agreement. Notwithstanding the foregoing, the information covered by this section may be disclosed by any Party for the following purposes: (a) to the extent necessary to report income to appropriate taxing authorities; (b) to the extent required by federal or state laws and/or regulations; (c) to its accountants, contractors, lenders, Cigna clients or their employees whose claims are subject to this Agreement, attorneys or other professionals if such professionals agree to the same confidentiality restrictions; and (d) in response to an order of a court of competent jurisdiction or subpoena issued under authority thereof, or in response to any inquiry or subpoena issued by a state or federal government agency. The foregoing restrictions do not apply to applications made, to a court of competent jurisdiction or in arbitration, to enforce the terms of this Agreement.

11.     CHOICE OF LAW AND DISPUTE RESOLUTION: This Agreement shall be governed exclusively by and construed in accordance with the laws of the State of Connecticut without reference to its conflicts of law rules. Any controversy, dispute or claim arising out of or relating to this Agreement or the performance, enforcement, breach, termination or validity thereof, including the determination of the scope of this arbitration provision, shall be resolved exclusively by arbitration before one arbitrator. The arbitration shall be administered by JAMS, or its successor, pursuant to JAMS Comprehensive Arbitration Rules and Procedures, and applying the laws of the State of Connecticut The arbitration shall be held at the JAMS hearing location nearest to Hartford, Connecticut.

Prior to filing a demand for arbitration under this clause, a Party must request mediation through JAMS. The Parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals and in scheduling the mediation proceedings. The Parties agree that they will participate in the mediation in good faith and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either Party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or at any time following 45 days from the date of filing the written request for mediation, whichever occurs first (“Earliest Initiation Date”). The mediation may continue after the commencement of arbitration if the Parties so desire. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled until 15 days after the Earliest Initiation Date. The parties will take such action, if any, required to effectuate such tolling.

5 of 8

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

In the absence of an agreement by the Parties, selection of the arbitrator shall be governed by JAMS Comprehensive Arbitration Rules and Procedures. The compensation and expenses of the arbitrator shall initially be shared equally by the Parties. At the conclusion of the arbitration, the arbitrator shall, in good faith, approximate the extent to which each Party prevailed and shall award the costs of the arbitration process and reasonable attorney’s fees and expenses consistent with this approximation. A Party that is determined to have fully prevailed on all its claims is entitled to all costs it incurred for the arbitration process and all reasonable attorney’s fees and expenses. The arbitrator may not award punitive damages or consequential damages to either Party for any reason. The decision of the arbitrator shall be final, conclusive and binding, and no action at law or in equity may be instituted by any Party other than to enforce the award of the arbitrator. The Parties intend this alternative dispute resolution procedure to be a private undertaking and agree that an arbitration conducted under this provision will not be consolidated with an arbitration involving other healthcare providers or third parties, and that the arbitrator will be without power to conduct an arbitration on a class basis. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

12.     MISCELLANEOUS PROVISIONS:

12.1     Voluntary Agreement: This Agreement is executed voluntarily and without duress or undue influence from or on behalf of any person, firm, or entity, whether public or private. Each Party acknowledges that he or it has been represented by independent counsel of his or its own choosing in the negotiation of this Agreement, and that it has been advised regarding the same before it executed this Agreement.

12.2     No Representations: No representations have been made by any Party to any other Party except for those contained in this Agreement.

12.3     Entire Agreement: This Agreement contains the entire agreement between the Parties with respect to the subject matters covered by it. This Agreement supersedes every representation, warranty, or agreement relating to any matter covered by this Agreement between or among the Parties, or any of them, which predates the execution hereof. Any such representation, warranty, or agreement which is not specifically referred to herein, whether written or oral, shall be void and will not bind any of the Parties hereto.

6 of 8

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

12.4     Settlement Agreement Binding Upon Successors: This Agreement shall bind and inure to the benefit of the respective heirs, executors, administrators, successors, and permitted assigns of the Parties.

12.5     No Assignment: Provider may not assign this Agreement without the prior written consent of the other Party. Any attempt by Provider to assign this Agreement in breach of this provision shall be null, void, and of no force and effect.

12.6     Modifications and Amendment: No amendment or modification of his Agreement shall be valid unless it is in writing and signed by all Parties.

12.7     Severability, No Waiver and Survival: If any term of this Agreement is held invalid or illegal, that term shall be severed from this Agreement and the remaining terms shall remain valid and enforceable and continue in full force and effect. No delay, omission, or failure by any Party to exercise any right or remedy provided to it in this Agreement shall be deemed to be any waiver or acquiescence, and the Parties may exercise such right or remedy in the manner it deems expedient. Any Agreement provision that may reasonably be interpreted as being intended by a Party to survive this Agreement’s performance, termination, or expiration shall survive any such performance, termination, or expiration.

12.8     Interpretation: The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Headings, the title of this Agreement, and the terms used to reference each Party as used in this Agreement are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section or in any way affect this Agreement.

12.9     Further Assurances: Without further consideration, each of the Parties hereby agrees to execute such further documents and to take such further action as may reasonably be necessary to effectively carry out the purposes of his Settlement Agreement.

12.10     Counterparts and Facsimiles: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that signatures transmitted electronically, whether sent via facsimile or via email as attached files (e.g. PDF), shall be acceptable to bind the Parties and shall not in any way affect this Agreement’s validity.

13.     LEGAL COUNSEL: THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY INDEPENDENT COUNSEL OF THEIR OWN CHOOSING IN THE NEGOTIATION OF THIS AGREEMENT AND THAT THEY HAVE BEEN FULLY ADVISED REGARDING ALL ASPECTS AND RAMIFICATIONS OF THE SAME BEFORE THEY EXECUTED IT.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

7 of 8

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

IN WITNESS WHEREOF, each Party executes this Agreement by a duly authorized representative and agrees to be bound by this Agreement’s terms and conditions as of its Effective Date.

Connecticut General Life Insurance Company

By:	/s/ John Bogan	Date:	12/7/2018
John Bogan, VP Chief Counsel

Cigna Health and Life Insurance Company

By:	/s/ John Bogan	Date:	12/7/2018
John Bogan, VP Chief Counsel

Progenity, Inc.

By:	/s/ Dan Visage	Date:	12/6/2018
Name: Dan Visage Title: Vice President of Managed Care

8 of 8